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                                                                    Exhibit B- 5
                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                     NORTHERN INDIANA TRADING COMPANY, INC.

         The undersigned, being all of the directors of Northern Indiana Trading Company, Inc., an Indiana corporation (the "Corporation"), do hereby consent and agree to the adoption of the following resolutions pursuant to the authority of
Section 23-1-34-2 of the Indiana Business Corporation Law, in lieu of holding an annual meeting of the directors of the corporation:

                          RESOLUTIONS AMENDING BY-LAWS

                  WHEREAS, The directors of the Corporation believe it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the shareholders,

                  NOW, THEREFORE, BE IT RESOLVED, That Article I, Section 1.1, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended and restated to read as follows:

                           "Section 1.1 - Annual Meetings. The annual meeting of
                  the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at a time fixed by the Board of Directors, on the third Tuesday in the month of May of each year, if such day is not a legal holiday, and if a holiday, then on the next business day which is not a legal holiday. If for any reason the annual meeting of the shareholders shall not be held at the time and place herein provided, the same may be held at any time thereafter, but not later than the date which is five months after the close of the Corporation's fiscal year, or the date which is fifteen months after the last annual meeting, whichever is earlier."

Dated as of March 20, 2002